Exhibit 17.1

RESIGNATION

I, David Lazar, hereby resign any and all positions as the Company President, Secretary, treasury and sole director of Melt Inc. (the “Company”), a company incorporated under the laws of the Nevada effective immediately.

Dated: March 7, 2019

/s/ David Lazar
David Lazar